As filed with the Securities and Exchange Commission on March 16, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CompoSecure, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	85-2749902
(State or other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

309 Pierce Street

Somerset, New Jersey 08873

(908) 518-0500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CompoSecure, Inc. 2021 Equity Incentive Plan
CompoSecure, Inc. 2021 Employee Stock Purchase Plan
CompoSecure, Inc. Amended and Restated Equity Incentive Plan
(Full titles of the plans)

Steven J. Feder, General Counsel

CompoSecure, Inc.

309 Pierce Street

Somerset, New Jersey 08873

(908) 518-0500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Schwartz

Morgan, Lewis & Bockius, LLP

502 Carnegie Center

Princeton, NJ 08540

Tel: (609) 919-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer Non-accelerated filer Accelerated filer	☐ ☐ ☒	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item	3. Incorporation of Documents by Reference.

The following documents, which have been filed by CompoSecure, Inc. (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Commission on March 14, 2022, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(2)	the Registrant’s Current Report on Form 8-K filed with the Commission on March 2, 2022; and

(3)	the description of the Registrant’s common stock contained in Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 14, 2022 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, the Registrant’s Second Amended and Restated Certificate of Incorporation (the “Charter”) provides that a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The Charter provides that the Registrant will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant has entered into, and expects to continue to enter into, customary indemnification arrangements with each of its current directors and executive officers, either through separate indemnification agreements or through provisions embedded in the employment agreements of certain executive officers. These arrangements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification arrangements with future directors and executive officers.

See also the undertakings set out in response to Item 9 hereof.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit
4.1	CompoSecure, Inc. 2021 Incentive Equity Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.10 of the registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 14, 2022)
4.2	CompoSecure, Inc. 2021 Employee Stock Purchase Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.11 of the registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 14, 2022)
4.3	CompoSecure, Inc. Amended and Restated Equity Incentive Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.34 of the registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 14, 2022)
5.1	Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.
23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.
23.2	Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (included in signature pages).
107	Filing Fee Exhibit

Item 9. Undertakings.

1. The undersigned registrant hereby undertakes:

a.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

b.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerset, New Jersey on March 14, 2022.

COMPOSECURE, INC.

By	/s/ Jonathan C. Wilk
Jonathan C. Wilk
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned constitutes and appoints Timothy Fitzsimmons and Steven J. Feder his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 14th day of March, 2022.

Name	Title	Date
/s/ Jonathan C. Wilk	Chief Executive Officer and Director	March 14, 2022
Jonathan Wilk	(Principal Executive Officer)

/s/ Timothy Fitzsimmons	Chief Financial and Accounting Officer	March 14, 2022
Timothy Fitzsimmons	(Principal Financial and Accounting Officer)

/s/ Mitchell Hollin
Mitchell Hollin	Chairman of the Board of Directors	March 14, 2022

/s/ Michele Logan
Michele Logan	Director	March 14, 2022

/s/ Donald G. Basile
Donald G. Basile	Director	March 14, 2022

/s/ Niloofar Razi Howe
Niloofar Razi Howe	Director	March 14, 2022

/s/ Brian F. Hughes
Brian F. Hughes	Director	March 14, 2022

/s/ Jane J. Thompson
Jane J. Thompson	Director	March 14, 2022